Exhibit 12

                           THE NEW YORK TIMES COMPANY

                       Ratio of Earnings to Fixed Charges
                      (Dollars in thousands, except ratio)
                                   (Unaudited)

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                                                                                 Three Months Ended

                                                                         March 26, 2000      March 28, 1999
                                                                         --------------      --------------
Earnings from continuing operations before
     fixed charges

Income before income taxes, income from joint ventures                        $139,591            $103,345
Distributed earnings from less than fifty percent owned affiliates               2,703               1,475
                                                                              --------            --------
Adjusted pre-tax earnings from continuing operations                           142,294             104,820
Fixed charges                                                                   18,412              14,910
                                                                              --------            --------
Earnings from continuing operations before fixed charges                      $160,706            $119,730
                                                                              ========            ========

Fixed charges

Interest expense                                                              $ 15,858            $ 12,342
Portion of rentals representative of interest factor                             2,554               2,568
                                                                              --------            --------
Total fixed charges                                                           $ 18,412            $ 14,910
                                                                              ========            ========

Ratio of earnings to fixed charges                                                8.73                8.03
                                                                              ========            ========
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